Exhibit 99.1

400 Centre Street, Newton, MA 02458-2076	tel: (617) 219-1440 fax: (617) 219-1441

FOR IMMEDIATE RELEASE	Contacts:
Timothy A. Bonang, Vice President, Investor Relations
Elisabeth Heiss, Manager, Investor Relations
(617) 219-1410

Government Properties Income Trust Announces Results for the Periods

Ended June 30, 2010

Newton, MA (August 3, 2010): Government Properties Income Trust (NYSE: GOV) today announced its financial results for the quarter and six months ended June 30, 2010.  GOV completed its initial public offering, or IPO, on June 8, 2009.  Prior to completing its IPO, GOV and its properties were wholly owned by CommonWeath REIT (NYSE: CWH), accordingly, GOV’s historical results of operations in 2009 are not comparable to results for the 2010 periods.

Results for the quarter ended June 30, 2010:

Funds from operations (FFO) were $14.2 million for the quarter ended June 30, 2010, compared to $9.7 million for the same quarter last year.  FFO per share for the quarter ended June 30, 2010 was $0.45, compared to $0.78 for the same quarter last year.

Net income available for common shareholders for the quarter ended June 30, 2010 was $7.7 million, or $0.25 per share, compared to $5.9 million, or $0.47 per share for the quarter ended June 30, 2009.

GOV’s weighted average number of common shares outstanding were 31,260,553 and 12,384,066 for the quarters ended June 30, 2010 and 2009, respectively.  Prior to completion of its IPO on June 8, 2009, GOV did not have any publicly traded, outstanding common shares.  If the IPO had been completed on April 1, 2009, GOV’s weighted average common shares outstanding for the quarter ended June 30, 2009 would have been 21,450,000.

A reconciliation of net income determined according to U.S. generally accepted accounting principles, or GAAP, to FFO for the quarter ended June 30, 2010 and 2009 appears later in this press release.

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.

No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

Results for the six months ended June 30, 2010:

Funds from operations (FFO) were $26.7 million, or $0.89 per share, for the six months ended June 30, 2010, compared to $21.7 million, or $2.53 per share, for the same period last year.

Net income available for common shareholders for the six months ended June 30, 2010 was $14.6 million, or $0.48 per share, compared to $14.3 million, or $1.67 per share for the six months ended June 30, 2009.

The weighted average number of common shares outstanding were 30,178,353 and 8,590,055 for the six months ended June 30, 2010 and 2009, respectively.  If the IPO had been completed on January 1, 2009, GOV’s weighted average common shares outstanding for the six months ended June 30, 2009 would have been 21,450,000.

A reconciliation of net income determined according to GAAP to FFO for the six months ended June 30, 2010 and 2009 appears later in this press release.

Recent Investment Activities:

Since April 1, 2010, GOV has acquired or has entered purchase and sale agreements to acquire 20 properties for an aggregate purchase price of $367 million, excluding acquisition costs, as follows:

•      In April 2010, GOV closed on the previously disclosed acquisition of an office property located in Burlington, VT with 26,609 rentable square feet.   This property is 100% leased to the U.S. Government and occupied by the Office of Security and Integrity.  The purchase price was $9.7 million, excluding acquisition costs.

•      Also in April 2010, GOV closed a previously disclosed acquisition of an office property located in Detroit, MI with 55,966 rentable square feet.  This property is 100% leased to the U.S. Government and occupied by the U.S. Citizenship and Immigration Service.  The purchase price was $21.3 million, excluding acquisition costs.

•      In May 2010, GOV closed on the previously disclosed acquisition of an office property located in Malden, MA with 125,521 rentable square feet.  The property is fully leased to the Commonwealth of Massachusetts and occupied as the headquarters for the Massachusetts Department of Education.  The purchase price was $40.5 million, excluding acquisition costs.

•      In June 2010, GOV entered a series of agreements with CommonWealth REIT to acquire 15 properties with approximately 1.9 million rentable square feet for an aggregate purchase price of $231 million, excluding acquisition costs.  These properties are majority leased to the U.S. Government and are occupied by various federal government agencies.  In June and July 2010, GOV acquired eight of these properties with approximately 747,658 rentable square feet for an aggregate purchase price of $88.7 million, excluding acquisition costs.  The remaining seven properties with 1,124,206 rentable square feet are subject to purchase and sale agreements for an aggregate purchase price of $142.3 million, excluding acquisition costs.  These remaining acquisitions are expected to close in phases prior to March 31, 2011 and are subject to various contractual contingencies typical of large commercial property transactions; accordingly, GOV can provide no assurances that it will acquire these properties.

•      In July 2010, GOV entered into a purchase and sale agreement to acquire an office property located in Trenton, NJ with 266,995 rentable square feet.  This property is 96% leased to 15 tenants.  The State of New Jersey leases 65% of the property which is occupied by the New Jersey Department of the Treasury.  The U.S. Government also leases 10% of the property which is occupied by the Department of Justice and the Internal Revenue Service.  The purchase price is $45 million, excluding acquisition costs.  This pending acquisition is subject to GOV’s satisfactory completion of diligence and other customary conditions; accordingly, GOV can provide no assurances that it will acquire this property.

•      Also in July 2010, GOV entered a second purchase and sale agreement to acquire an office property located in Eagan, MN with 252,172 rentable square feet.   GOV’s purchase of this property is subject to entering a lease agreement with the U.S. Government for 100% occupancy by the Department of Veterans Affairs.  The purchase price is $19.5 million, excluding acquisition costs and any building improvements associated with the lease agreement.  This pending acquisition is subject to GOV’s satisfactory completion of diligence, reaching agreement on a lease with the U.S. Government and other conditions; accordingly, GOV can provide no assurances that it will acquire this property.

Conference Call:

On Tuesday, August 3, 2010, at 1:00 p.m. Eastern Time, Adam Portnoy, President and Managing Trustee, and David Blackman, Treasurer and Chief Financial Officer, will host a conference call to discuss the second quarter 2010 results.

The conference call telephone number is (888) 791-4321.  Participants calling from outside the United States and Canada should dial (913) 312-0950.  No pass code is necessary to access the call from either number.  Participants should dial in about 15 minutes prior to the scheduled start of the call.  A replay of the conference call will be available through 4:00 p.m. Eastern Time on Wednesday, August 10th.  To hear the replay, dial (719) 457-0820.  The replay pass code is 2195043.

A live audio webcast of the conference call will also be available in a listen only mode on GOV’s website, which is located at www.govreit.com.  Participants wanting to access the webcast should visit the company’s web site about five minutes before the call.  The archived webcast will be available for replay on GOV’s web site for about one week after the call.

Supplemental Data:

A copy of GOV’s Second Quarter 2010 Supplemental Operating and Financial Data is available for download at GOV’s web site, www.govreit.com.

Government Properties Income Trust is a real estate investment trust, or REIT, which owns properties located throughout the United States which are majority leased to the U.S. Government and several state government tenants.  As of June 30, 2010, GOV owned 41 properties with 4.9 million square feet.  GOV is headquartered in Newton, Massachusetts.

Please see the following pages for a more detailed statement of our operating results and financial condition.

Government Properties Income Trust

Condensed Consolidated Statements of Income and Funds from Operations

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months ended June 30,
	2010	2009	2010	2009
Rental income	$25,940	$19,405	$49,295	$38,648

Expenses
Real estate taxes	2,764	2,113	5,332	4,219
Utility expenses	1,733	1,523	3,410	3,044
Other operating expenses	3,963	2,912	7,520	5,711
Depreciation and amortization	5,401	3,797	10,281	7,361
Acquisition costs (1)	1,011	—	1,855	—
General and administrative	1,623	873	3,076	1,613
Total expenses	16,495	11,218	31,474	21,948

Operating income	9,445	8,187	17,821	16,700

Interest and other income (expense), net	(7)	42	16	44
Interest expense (including net amortization of debt premiums and deferred financing fees of $624, $427, $1,156 and $427, respectively)	(1,678)	(2,360)	(3,209)	(2,360)

Income before income tax expense	7,760	5,869	14,628	14,384

Income tax expense	(25)	—	(42)	—
Net income	$7,735	$5,869	$14,586	$14,384

Calculation of FFO (2):
Net income	$7,735	$5,869	$14,586	$14,384
Plus: depreciation and amortization	5,401	3,797	10,281	7,361
Plus: acquisition costs	1,011	—	1,855	—
FFO	$14,147	$9,666	$26,722	$21,745

Weighted average common shares outstanding (3)	31,261	12,384	30,178	8,590

Per common share(3):
Net income	$0.25	$0.47	$0.48	$1.67
FFO	$0.45	$0.78	$0.89	$2.53

(1)   Represents the closing costs associated with acquisitions that are expensed in accordance with GAAP.

(2)   We compute FFO as shown in the calculations above.  Our calculations of FFO differ from the National Association of Real Estate Investment Trusts, or NAREIT, definition because we exclude acquisition costs (see Note 1) from the determination of FFO.  We consider FFO to be an appropriate measure of performance for a REIT, along with net income and cash flow from operating, investing and financing activities.  We believe that FFO provides useful information to investors because by excluding the effects of certain historical amounts, such as acquisition costs and depreciation expense, FFO can facilitate a comparison of operating performance between historical periods and among REITs.  FFO does not represent cash generated by operating activities in accordance with GAAP and should not be considered an alternative to net income or cash flow from operating activities as a measure of financial performance or liquidity.  FFO is one important factor considered by our Board of Trustees in determining the amount of distributions to shareholders.  Other important factors include, but are not limited to, requirements to maintain our status as a REIT, limitations in our revolving credit facility, the availability of debt and equity capital to us and our expectations of future capital requirements and operating performance.  Also, other REITs may calculate FFO differently than us.

(3)   Prior to completion of its IPO on June 8, 2009, GOV did not have any publicly traded, outstanding common shares.  If the IPO had been completed on January 1, 2009, GOV’s weighted average common shares outstanding for the quarter and six months ended June 30, 2009 would have been 21,450.

Government Properties Income Trust

Condensed Consolidated Balance Sheets

(amounts in thousands, except share data)

(unaudited)

	June 30,	December 31,
	2010	2009
ASSETS
Real estate properties:
Land	$85,909	$74,009
Buildings and improvements	653,731	502,748
	739,640	576,757
Accumulated depreciation	(121,566)	(113,027)
	618,074	463,730
Acquired real estate leases, net	39,212	15,310
Cash and cash equivalents	1,023	1,478
Restricted cash	1,000	—
Rents receivable	14,860	13,544
Deferred leasing costs, net	1,161	1,330
Deferred financing costs, net	4,996	5,204
Due from affiliates	336	103
Other assets, net	5,616	14,114
Total assets	$686,278	$514,813

LIABILITIES AND SHAREHOLDERS’ EQUITY
Mortgage notes payable	$35,944	$—
Secured revolving credit facility	82,000	144,375
Accounts payable and accrued expenses	8,116	13,985
Due to affiliates	1,063	837
Acquired real estate lease obligations, net	5,775	3,566
	132,898	162,763

Commitments and contingencies

Shareholders’ equity:
Common shares of beneficial interest, $.01 par value:
31,263,850 and 21,481,350 shares issued and outstanding in 2010 and 2009, respectively	313	215
Additional paid in capital	556,776	357,627
Cumulative net income	28,127	13,541
Cumulative common dividends	(31,836)	(19,333)
Total shareholders’ equity	553,380	352,050

Total liabilities and shareholders’ equity	$686,278	$514,813

WARNING CONCERNING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS STATEMENTS WHICH CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER FEDERAL SECURITIES LAWS.  WHENEVER WE USE WORDS SUCH AS “BELIEVE”, “EXPECT”, “ANTICIPATE”, “INTEND”, “PLAN”, “ESTIMATE”, OR SIMILAR EXPRESSIONS, WE ARE MAKING FORWARD LOOKING STATEMENTS.  THESE FORWARD LOOKING STATEMENTS AND THEIR IMPLICATIONS ARE BASED UPON OUR PRESENT INTENT, BELIEFS OR EXPECTATIONS, BUT FORWARD LOOKING STATEMENTS AND THEIR IMPLICATIONS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR.  OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY OUR FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS.  FOR EXAMPLE, THIS PRESS RELEASE STATES THAT WE HAVE ENTERED AGREEMENTS TO PURCHASE SEVERAL PROPERTIES.  OUR OBLIGATIONS TO COMPLETE THESE CURRENTLY PENDING ACQUISITIONS ARE SUBJECT TO VARIOUS CONDITIONS TYPICAL OF COMMERCIAL REAL ESTATE ACQUISITIONS.  AS A RESULT OF ANY FAILURE OF THESE CONDITIONS, WE MAY NOT ACQUIRE THESE PROPERTIES.

OTHER IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN OUR FORWARD LOOKING STATEMENTS ARE DESCRIBED MORE FULLY UNDER “RISK FACTORS” IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2009.

YOU SHOULD NOT PLACE UNDUE RELIANCE UPON OUR FORWARD LOOKING STATEMENTS.

EXCEPT AS REQUIRED BY LAW, WE DO NOT INTEND TO UPDATE OR CHANGE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

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